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                                                                    Exhibit 99.5

               AMENDMENT NO. 1 TO CONTRACT MANUFACTURING AGREEMENT

         This Amendment No. 1 to Contract Manufacturing Agreement (this "Amendment") is made and entered into this __ day of August, 2001, by and between Diebold Incorporated, a corporation organized and existing pursuant to the laws of the State of Ohio ("Diebold") and Global Election Systems Inc., a corporation organized and existing pursuant to the laws of British Columbia ("GES").

                                    RECITALS

         WHEREAS, Diebold and GES entered into that certain Contract Manufacturing Agreement dated as of June 19, 2001 (the "Agreement"); and

         WHEREAS, Diebold and GES desire to amend certain provisions of the Agreement as set forth in this Amendment;

         NOW THEREFORE, in consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Part 4(b) of the Agreement is hereby amended by deleting "fifty percent (50%)" in the third sentence of the last paragraph of Part 4(b) and replacing it with (eighty-five percent (85%)".

      2. Part 4(b) is further amended by adding the following new sentence at the end of Part 4(b):

            "In no event shall the option described in this paragraph be exercisable for a number of shares of GES common stock in excess of the total number of shares of GES common stock issued and outstanding on the date of the exercise of such option."

      3. Except as expressly amended hereby, the Agreement remains in full force and effect.

      4. This Amendment may be executed in one or more counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first written above.

                                        DIEBOLD INCORPORATED

                                        By: /s/ Gregory T. Geswein
                                            ------------------------
                                            Name: Gregory T. Geswein
                                            Title: Senior Vice President
                                                   and Chief Financial Officer

                                        GLOBAL ELECTION SYSTEMS INC.


                                        By: /s/ Robert Urosevich
                                            ------------------------
                                            Name: Robert Urosevich
                                            Title: President and Chief Operating
                                                   Office